CERTIFICATE OF AMENDMENT

OF THE ARTICLES OF INCORPORATION

OF WINNING BRANDS CORPORATION

Winning Brands Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of the Company for consideration thereof.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Company be amended so that the Company is authorized to issue 10,000,000,000 shares of Common Stock, par value $0.001 per share.

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a written consent of the stockholders of the Company was duly executed in lieu of a special meeting, and such consent was executed by the holders necessary number of shares as required by statute to approve the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on this 14th day of September, 2022.

By: __________________________

Name: Eric Lehner

Title: CEO